UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): May 16, 2005

TERREMARK WORLDWIDE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12475	84-0873124

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 S. Bayshore Drive
Miami, Florida 33133

(Address of principal executive office)

Registrant’s telephone number, including area code: (305) 856-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

     On May 16, 2005, the board of directors of Terremark Worldwide, Inc. (the “Company”) announced that the Company’s stockholders approved at a special meeting of the stockholders held on March 16, 2005 a (i) one for ten reverse stock split of the Company’s common stock, par value $.001 per share (“Common Stock”), and (ii) decrease in the number of authorized shares of the Company’s Common Stock from six hundred million shares to one hundred million shares. Subsequent to the special meeting, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State which provided that the reverse stock split became effective at 5:00 p.m., local time, on May 16, 2005.

     No fractional shares of Common Stock will be issued as a result of the reverse stock split. Instead, the Company’s transfer agent will, on behalf of those holders who would otherwise be entitled to receive a fractional share, aggregate all fractional shares and sell them as soon as practicable after the reverse stock split effective date at the then prevailing prices on the open market. Such holders will then be entitled to a cash payment for each pre-split share constituting a fractional share. Following the reverse stock split, the number of shares of Common Stock outstanding will decrease to approximately 42.7 million from approximately 427 million shares outstanding as of May 9, 2005.

     Reference is made to the related (i) Certificate of Amendment to Amended and Restated Certificate of Incorporation filed as Exhibit 3.7 hereto, (ii) Specimen Common Stock Certificate filed as Exhibit 4.6 hereto and (iii) Press Release filed as exhibit 99.1 hereto, both of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

     (a) Financial Statements of Businesses Acquired

     Not applicable.

     (b) Pro Forma Financial Information

     Not applicable.

     (c) Exhibits

Exhibit No.	Exhibit Title
3.7	Certificate of Amendment to Amended and Restated Certificate of Incorporation dated May 16, 2005.

4.6	Specimen Common Stock Certificate.

99.1	Press Release dated May 16, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERREMARK WORLDWIDE, INC.
Dated: May 18, 2005	By:	/s/ Manuel D. Medina
Manuel D. Medina
Chairman, President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Exhibit Title
3.7	Certificate of Amendment to Amended and Restated Certificate of Incorporation dated May 16, 2005.

4.6	Specimen Common Stock Certificate.

99.1	Press Release dated May 16, 2005.

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